Exhibit 12


                     HELLER FINANCIAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (Unaudited)
                                  (in millions)


                                                                                                      For the Six
                                                                                                     Months Ended
                                                                                                     June 30, 2002
                                                                                                     -------------

Earnings from continuing operations before income taxes and accounting changes...................          $ 103

Add-Fixed charges
     Interest and debt expense...................................................................            257
     One-third of rentals........................................................................              1
                                                                                                          -------
             Total fixed charges.................................................................            258
                                                                                                          -------
Earnings before income taxes, as adjusted........................................................         $  361
                                                                                                          -------
Ratio of earnings to fixed charges...............................................................           1.40x
                                                                                                          =======
Preferred stock dividends on a pre-tax basis.....................................................         $   15
                                                                                                          -------
         Total combined fixed charges and preferred stock dividends..............................            273
                                                                                                          =======
Ratio of earnings to combined fixed charges and preferred stock dividends........................           1.32x
                                                                                                          =======


For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes earnings before income taxes and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one-third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.